Exhibit 23.1

Mantyla MCREYNOLDS LLC

The CPA. Never Underestimate The Value.

CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report of our report dated March 17, 2007, relating to the balance sheets of Andover Medical, Inc. as of December 31, 2007 and December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and the period from inception (July 13, 2006) through December 31, 2006. We also consent to the reference to our firm under the caption “Experts.”

Mantyla McReynolds, LLC

Salt Lake City, Utah

March 25, 2008